Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-         ) of Peerless Systems Corporation and related Preliminary Prospectus of Peerless Value Opportunity Fund, for the registration of 2,000 warrants and common stock underlying the warrants of Peerless Systems Corporation of our report dated May 2, 2011, with respect to the consolidated financial statements and schedule of Peerless Systems Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
June 20, 2011